MANAS PETROLEUM CORPORATION

(AN EXPLORATION STAGE COMPANY)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed financial statements as of December 31, 2009 reflect the historical consolidated financial statements of Manas Petroleum Corporation, adjusted to give effect to the sale of Manas Adriatic GmbH and to account for the consideration received. The sale of Manas Adriatic GmbH is accounted for according to ASC 810-10-40 “Deconsolidation of a Subsidiary”. The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that the Company believes are reasonable and are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with SEC rules and regulations.

The December 31, 2009 unaudited pro forma condensed balance sheets are based on the assumption that the transaction occurred and the consideration received effective as of December 31, 2009. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2009, was prepared as if the transaction occurred on January 1, 2009.

The unaudited pro forma condensed financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual financial position would have been had the transaction occurred on the dates indicated or any future date. The unaudited pro forma condensed consolidated financial statements have been prepared from and should be read in conjunction with Manas Petroleum Corporation’s financial statements, as filed on Form S-1 for the year ended December 31, 2009.

MANAS PETROLEUM CORPORATION
(AN EXPLORATION STAGE COMPANY)

		Pro forma adjustments

PRO FORMA CONSOLIDATED	Manas Petroleum	Deconsolidation		Consideration for		Manas Petroleum
BALANCE SHEET	Corporation	Manas Adriatic		Sale of Asset		Corporation
(UNAUDITED)	12.31.2009	(A)				12.31.2009
	USD					USD
						(pro forma)
ASSETS

Cash and cash equivalents	804,663	(25,826)		10,437,396	(B)	11,216,233
Restricted cash	908,888	(19,348)		-		889,540
Accounts receivable	60,611	(147)		-		60,464
Prepaid expenses	450,372	(1,482)		-		448,890
Total current assets	2,224,534	(46,803)		10,437,396		12,615,127

Debt issuance costs	112,619	-		-		112,619
Tangible fixed assets	178,191	(39,081)		-		139,110
Investment in associate	238,304	-		46,406,821	(C)	46,645,125
Total non-current assets	529,114	(39,081)		46,406,821		46,896,854

TOTAL ASSETS	2,753,648	(85,884)		56,844,217		59,511,981

LIABILITIES AND SHAREHOLDERS' DEFICIT

Accounts payable	610,581	(37,163)		-		573,418
IC payables		(8,500,000	) (D)	8,500,000	(D)	-
Bank overdraft	196,154	-		-		196,154
Short-term loan	917,698	-		(917,698)	(E)	-
Promissory notes to shareholders	540,646	-		-		540,646
Contingently convertible loan	1,886,905	-		-		1,886,905
Debentures	3,887,179	-		-		3,887,179
Warrant liability	683,305	-		-		683,305
Accrued expenses Exploration costs	713,992	-		-		713,992
Accrued expenses Professional fees	220,449	(1,984)		-		218,465
Accrued expenses Interest	82,749	-		-		82,749
Other accrued expenses	13,673	-		-		13,673
Total current liabilities	9,753,331	(8,539,147)		7,582,302		8,796,485

Pension liabilities	29,504	-		-		29,504
Total non-current liabilities	29,504	-		-		29,504

TOTAL LIABILITIES	9,782,835	(8,539,147)		7,582,302		8,825,989

Common stock (300,000,000 shares authorized, USD 0.001 par value, 119'051'733 and 119'051'733 shares, respectively, issued and outstanding)	119,052	-		-		119,052
Additional paid-in capital	49,532,367	-		-		49,532,367
Deficit accumulated during the exploration stage	(56,731,607)	8,453,263		49,261,915		983,571
Accumulated other comprehensive income / (loss)
Currency translation adjustment	51,001	-		-		51,001
Total shareholders' deficit	(7,029,187)	8,453,263		49,261,915		50,685,991

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	2,753,648	(85,884)		56,844,217		59,511,981

The accompanying notes are an integral part of these consolidated pro forma financial statements.

MANAS PETROLEUM CORPORATION
(AN EXPLORATION STAGE COMPANY)
PRO FORMA CONSOLIDATED
STATEMENT OF OPERATIONS
(UNAUDITED)

		Pro forma adjustments
	Manas Petroleum	Deconsolidation	Consideration for	Manas Petroleum
	Corporation	Manas Adriatic	Sale of Asset	Corporation
		(A)
	For the year ended			For the year ended
	12.31.2009			12.31.2009
	USD			USD
				(pro forma)
OPERATING REVENUES

Other revenues	-	-	-	-
Total revenues	-	-	-	-

OPERATING EXPENSES

Personnel costs	(5,586,429)	355,833	-	(5,230,596)
Exploration costs	(1,067,986)	144,445	-	(923,541)
Depreciation	(67,687)	16,412	-	(51,275)
Consulting fees	(1,109,121)	1,616	-	(1,107,505)
Administrative costs	(1,670,678)	123,863	-	(1,546,815)
Total operating expenses	(9,501,901)	642,169	-	(8,859,732)

OPERATING LOSS	(9,501,901)	642,169	-	(8,859,732)

NON-OPERATING INCOME / (EXPENSE)
Exchange differences	164,937	722	-	165,659
Changes in fair value of warrants	(10,974,312)	-	-	(10,974,312)
Unrealized gains/(losses) on investment in associate	-	-	-	-	(F)
Interest income	93,565	-	-	93,565
Interest expense	(1,395,903)	7,131	-	(1,388,772)
Loss before taxes and equity in net loss of associate	(21,613,614)	650,022	-	(20,963,592)

Income taxes	(4,401)	1,178	-	(3,223)
Equity in net loss of associate	-	-	-	-
Net loss	(21,618,015)	651,200	-	(20,966,815)

Weighted average number of outstanding shares (basic)	119,051,733	119,051,733	119,051,733	119,051,733
Weighted average number of outstanding shares (diluted)	-	-	-	-

Basic earnings / (loss) per share attributable to Manas	(0.18)	0.01	-	(0.18)

Diluted earnings / (loss) per share attributable to Manas	(0.18)	0.01	-	(0.18)

The accompanying notes are an integral part of these consolidated pro forma financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1 Transaction Basis of Presentation

On February 24, 2010, we signed a formal Share Purchase Agreement and completed the sale of all of the issued and outstanding shares of Manas Adriatic to Petromanas Energy Inc. (previously WWI Resources)(“Petromanas”). As consideration for these shares, DWM Petroleum (DWM, our fully-owned subsidiary) received CDN$2,000,000 ($1,937,396) in cash on March 3, 2010 and 100,000,000 Petromanas common shares. Pursuant to the purchase agreement, DWM Petroleum is entitled to receive an aggregate of up to an additional 150,000,000 Petromanas common shares as follows:

(i)	100,000,000 Petromanas common shares upon completion of the first well on the Albanian project by Manas Adriatic, or on the date that is 16 months after the Closing Date, whichever occurs first;

(ii)

25,000,000 Petromanas common shares if, on or before the tenth anniversary of the Closing Date, Manas Adriatic receives a report prepared pursuant to Canada’s National Instrument 51-101, Standards of Disclosure for Oil and Gas Activities, confirming that the Albanian project has 2P reserves of not less than 50,000,000 barrels of oil (BOE); and

(iii)

if, on or before the tenth anniversary of the Closing Date, Manas Adriatic receives a report prepared pursuant to Canada’s National Instrument 51-101, Standards of Disclosure for Oil and Gas Activities, confirming that the Albanian project has 2P reserves in excess of 50,000,000 BOEs, then for each 50,000,000 BOEs over and above 50,000,000 BOEs, Petromanas will be required to issue 500,000 Petromanas common shares to DWM Petroleum to a maximum of 25,000,000 Petromanas common shares.

In addition, at closing Petromanas funded Manas Adriatic with $8,500,000 to be used by Manas Adriatic to repay advances made by DWM Petroleum and its predecessors in respect of the Albanian project.

The transaction is accounted for in accordance with ASC 810-10-40.

Pro Forma Adjustments

(A)

To reflect the deconsolidation of the previously wholly owned subsidiary Manas Adriatic GmbH; The Company will have continued significant involvement in the Albanian operations after the disposal. Hence, this does not meet the criteria for discontinued operations.

(B)	To record the cash consideration of $1,937,396 and assumed liabilities of $8,500,000, which were repaid by Petromanas;

(C)	To record the 200,000,000 Petromanas shares that are not contingent at fair value, reflecting a share price of CDN $0.24 ($0.23) per share;

(D)	To reflect the intercompany liabilities which were acquired and repaid by Petromanas;

(E)	To reflect the $917,698 gain on forgiveness of the advance payment of Petromanas;

(F)

No adjustment of unrealized gains/(losses) on investment in associate: The equity investment in Petromanas will be accounted for in accordance with ASC 820 and hence requires the determination of the fair value of the investment as of the reporting date. For purpose of the pro forma statement, we assumed that there was no change in the quoted market price of the Petromanas shares.

2 Pro Forma Gain on Sale of Subsidiary

A gain on sale of asset is recognized on the income statement under non-operating income and is calculated according to ASC 810-10-40 as the difference between the fair value of the consideration received and the carrying amount of Manas Adriatic GmbH’s assets and liabilities resulting in a gain on sale of subsidiary on a pro forma basis of $57,715,178 as follows:

		USD
Cash	CDN$ 2,000,000	$1,937,396
Cash Advance Payment		$917,698
100,000,000 WWI Resources common shares received on March 3, 2010	100,000,000 times quoted market price at February 25, 2010 of CDN$0.30 (dilution of issuable 100,000,000 shares below included) discounted by an effective discount of 16.23%*	CDN$0.30 x 100,000,000
		(USD / CAD : 0.94763 on Feb 25, 2010) on Feb 25, 2010)
		discounted by 16.23%
		$23,815,101
100,000,000 WWI Resources common shares that will be received the latest after 16 months after the Closing date and are not contingent	100,000,000 times quoted market price at February 25, 2010 of CDN$0.30 (dilution of issuable 100,000,000 shares included) discounted by an effective discount of 20.53%*	CDN$0.30 x 100,000,000
		(USD / CAD : 0.94763 on Feb 25, 2010) on Feb 25, 2010)
		discounted by 20.53%
		$22,591,720
50,000,000 WWI Resources common shares which are contingent.	These will be accounted for under FAS 5 that is an acceptable approach under EITF 09-4. As this is a gain contingency it will only be recorded when it can be realized.	$0
Total consideration		$49,261,915
Cash	Assumption of liabilities	$8,500,000
Total consideration including liabilities assumed		$57,761,915
Forgiveness of IC payables		($8,500,000.00)
Net liabilities of Manas Adriatic GmbH as of 12/31/09		$8,453,263
Pro Forma gain on sale of subsidiary		$57,715,178

* The quoted market price on February 25, 2010 was CAD $0.39. In calculating the fair value per share we have taken into account the dilution effect of the addtional 100,000,000 shares that are issuable 16 months after the closing date the latest. Furthermore, the shares are subject to an escrow agreement and their fair value was therefore discounted based on the escrow release schedule. The annual interest rate applied to discount the diluted quoted market price was 12% and represents an initial estimate for purpose of this pro forma statement.